SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 29, 2008

OMNICOMM SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50839	11-3349762
(Commission File Number)	(IRS Employer Identification No.)

2101 W. Commercial Blvd. Suite 4000, Ft. Lauderdale, FL	33331
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 473-1254

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

On August 29, 2008, pursuant to a Securities Purchase Agreement (“Agreement”) of that date, we sold, an aggregate of $2,170,000 principal amount 10% Convertible Notes and common stock purchase warrants to purchase an aggregate of 4,340,000 shares of our common stock to four accredited investors in a private transaction exempt from registration under the Securities Act of 1933 in reliance on the exemptions provided by Section 4(2) and Rule 506 of Regulation D of that act. We used $1,000,000 of the gross proceeds to satisfy the principal amount owed on a Secured Convertible Debenture that matured on August 29, 2008. We intend to use the balance of the proceeds for general working capital.

The notes, which bear interest at 10% per annum, are due two years from the issuance date. The notes are convertible at any time at the option of the holder into shares of our common stock based upon a conversion rate of $0.50 per share, subject to adjustment as provided in the transaction documents. Interest is convertible as provided in the notes. We are not permitted to prepay the notes without the prior written consent of the holders. The Warrants, which have a cashless exercise provision, are exercisable until approximately four years after the closing at an exercise price of $0.60 per share. The number of shares covered by the Warrants and the Warrant exercise price are subject to adjustment as provided in the transaction documents.

As part of the transaction Cornelis Wit, Chief Executive Officer and Director and Guus van Kesteren, Director, purchased $1,770,000 and $150,000, respectively, principal amount of notes, which are convertible into 3,540,000 shares and 300,000 shares, respectively, and received 3,540,000 and 300,000 warrants, respectively. As a result, Mr. Wit and Mr. van Kesteren are considered to be beneficial owners of approximately 15% and 5%, respectively, of our issued and outstanding shares of common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

OmniComm Systems, Inc.

September 2, 2008	By:	/s/ Ronald T. Linares
Ronald T. Linares
Chief Financial Officer

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